Exhibit 99.1

OCI Partners LP Announces Restart of its Ammonia and Methanol Production Lines

Nederland, Texas, April 23, 2015 – OCI Partners LP, a Delaware limited partnership (“the Partnership”), announced today that it has restarted its ammonia and methanol production lines after completing a planned debottlenecking project. The upgrade is expected to increase the facility’s ammonia production capacity by 15% from 265,000 metric tons per year to 305,000 metric tons per year and its methanol production capacity by 25% from 730,000 metric tons per year to 912,500 metric tons per year. The ammonia production line has achieved its new, upgraded design capacity while the methanol production line is expected to ramp-up its capacity fully during the next two weeks.

To partially fund the current debottlenecking project costs, the Partnership has received an additional capital contribution of $60 million from its sponsor, OCI N.V., in exchange for 3,502,218 common units priced at $17.132 which represents the 21-trading day volume-weighted average price of the Partnership’s common units on the New York Stock Exchange ended April 16, 2015.1 This increases OCI N.V.’s total unit ownership to 69,497,590 common units from a previous 65,995,372 common units resulting in an ownership 79.88% of the total common units outstanding.

The final cost of the project will be announced during the Partnership’s first quarter earnings announcement on May 11, 2015.

About OCI Partners LP

OCI Partners LP (NYSE: OCIP) owns and operates a recently upgraded, integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The facility currently has a maximum methanol production capacity of 912,500 metric tons per year and a maximum ammonia production capacity of 305,000 metric tons per year.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, that our business plans may change as circumstances warrant. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements,

[1]	The consecutive 21-trading day period ended on the close of trading on the trading day immediately prior to the date of issuance.

please refer to the “Risk Factors” section of OCI Partners LP’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission. OCI Partners LP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

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Contacts:

Omar Darwazah

Director of Investor Relations

Phone: +1 917-434-7734

omar.darwazah@oci.nl

www.ocipartnerslp.com